Exhibit (a)(1)(M)

From:      Tatiana Morosyuk

To:           Eligible Optionholders

Date:       August [    ], 2010

Re:           [     ] Days Left to Make an Election in the Exchange Offer

There are just [    ] days left for you to make your election to participate in the Mannatech, Incorporated Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options (the “Exchange Offer”), OR, if you previously elected to surrender eligible options for exchange in the Exchange Offer, to withdraw your election to exchange one or more of your eligible stock option grants.  The Exchange Offer and your withdrawal rights will expire at 8:00 a.m., Central Time, on August 13, 2010.  To participate in the Exchange Offer or withdraw your prior election, you must submit your Election Form or Notice of Withdrawal by the specified deadline.

Shares of our common stock are traded on NASDAQ under the symbol “MTEX.” Today, the last available reported sale price per share of our common stock on NASDAQ prior to sending this e-mail was $[     ] per share. We recommend that you take the sale price of our stock into consideration before deciding whether to participate in the Exchange Offer or withdraw your prior election. Unless the Exchange Offer period is extended, the exercise price of the Replacement Option will be equal to the closing price of our common stock on NASDAQ on August 16, 2010 (except that in the case of a Replacement Option granted to a beneficial owner of stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be equal to 110% of  the closing price of our common stock on August 16, 2010).

The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the date used to determine the exercise price of the Replacement Options, which is August 16, 2010, unless the Exchange Offer period is extended. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in this Exchange Offer.